GTT Reports Fourth Quarter and Full Year 2013 Financial Results

Full Year Revenue Grew 46% to $157.4 million; Adjusted EBITDA Grew 80% to $24.3 million

Q4 Revenue Grew 67% to $46.1 million; Adjusted EBITDA Grew 108% to $8.0 million

McLean, VA, March 18, 2014 - GTT Communications, Inc. (“GTT”) (NYSE MKT: GTT), a cloud networking service provider offering Tier 1 IP and Ethernet network solutions to multinational enterprises, today announced its financial results for the fourth quarter and year ended December 31, 2013. Highlights include:

Fourth Quarter

•	Revenue increased by 67 percent to $46.1 million as compared to $27.6 million in the fourth quarter of 2012

•	Gross Margin increased nearly 700 basis points to 36.2% compared to 29.3% in the fourth quarter of 2012

•	Adjusted Earnings before Interest Taxes Depreciation and Amortization (“EBITDA”)* increased by 108 percent to $8.0 million compared to $3.8 million in the fourth quarter of 2012

•	Income tax benefit of $2.4 million in the fourth quarter was driven by a valuation allowance release based on expanding profitability in the U.K. due to the Tinet acquisition

•
Other expense includes other non-cash expense of $4.1 million for the mark-to-market of warrants and other non-cash expense of $0.7 million related to the nLayer earn-out due primarily to significant stock price appreciation.

Full Year

•	Revenue increased by 46 percent to $157.4 million as compared to $107.9 million in 2012

•	Gross Margin increased over 500 basis points to 34.7% compared to 29.5% in 2012

•	Adjusted EBITDA increased by 80 percent to $24.3 million compared to $13.5 million in 2012

•
Other expense includes other non-cash expense of $8.7 million for the mark-to-market of warrants and other non-cash expense of $2.0 million related to the nLayer earn-out due primarily to significant stock price appreciation.

* See “Annex A: Non-GAAP Financial Information-Adjusted EBITDA” for more information regarding the computation of Adjusted EBITDA.

“2013 was a pivotal year for GTT," stated Rick Calder, President and CEO. “We completed the integration of a transformative acquisition, and we surpassed our previously stated objective of $30 million in Adjusted EBITDA run rate.  We broadened our ability to deliver complex, integrated cloud networking solutions to multinational customers worldwide, and we cemented a foundation on which we can scale the business to our next financial objectives of $400 million in revenue and $100 million in Adjusted EBITDA.”

“With a premier global network platform, an experienced management team, and a proven acquisition strategy, GTT is well positioned to accelerate revenue and EBITDA expansion through 2014. Our strategy is to extend the ubiquity of our network around the world, expand our portfolio of cloud networking services, and deliver exceptional client service with simplicity, speed and agility. GTT will emerge as the clear leader in meeting the unique cloud networking needs of our target multinational enterprise and carrier clients."

On a sequential basis, revenue, gross margin and Adjusted EBITDA all increased. Fourth quarter revenue increased 2.2% driven by new customer additions and new installations of on-net Ethernet and IP transit services. Gross margin expanded 170 basis points through sales growth in higher-margin on-net services, the migration of existing customers on-net, and further network cost efficiencies. Adjusted EBITDA increased 5.9% and the Adjusted EBITDA margin increased to 17.4% in the fourth quarter, up from 16.8% in the third quarter of 2013.

“GTT’s compelling business model of highly recurring revenue streams and low capital expenditures will continue to convert a very high percent of Adjusted EBITDA into unlevered free cash flow,” stated Michael R. Bauer, Chief Financial Officer. “In 2013, GTT spent less than 3 percent of revenue on capital, yielding $20.3 million in unlevered free cash flow. Coupled with our recently increased debt facility commitments, we continue to expand our financial flexibility to capitalize on new growth opportunities. We are focused on driving organic growth and extending our proven track record of successful, selected acquisitions. We are poised for a great start to 2014."

Conference Call Information
GTT will hold a conference call on Tuesday, March 18, 2014 at 10:00 a.m. Eastern Time to discuss its results for the quarter ended December 31, 2013. To participate in the live conference call, interested parties may dial 1.888.337.8169 or +1.719.325.2458, entering passcode 1798316. A simultaneous live webcast of the call will be available over the Internet at www.gtt.net, under the Investor Relations section of the site. A telephonic replay of the conference call will be available for one month and may be accessed by calling +1.888.203.1112 or +1.719.457.0820 and using the passcode 1798316. The webcast will be archived in the investor relations section of the company's web site www.gtt.net.

Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the current views of GTT Communications, Inc., with respect to current events and financial performance. From time to time, GTT Communications, Inc., which we refer to as “we”, “us” or “our” and in some cases, “GTT” or the “Company”, also provides forward-looking statements in other materials GTT releases to the public or files with the United States Securities & Exchange Commission (“SEC”), as well as oral forward-looking statements. You should consult any further disclosures on related subjects in our quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Such forward-looking statements are and will be subject to many risks, uncertainties and factors relating to our operations and the business environment that may cause our actual results to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause GTT’s actual results to differ materially from these forward-looking statements include, but are not limited to, the following: our ability to obtain capital; our ability to develop and market new products and services that meet customer demands and generate acceptable margins; our reliance on several large customers; our ability to negotiate and enter into acceptable contract terms with our suppliers; our ability to attract and retain qualified management and other personnel; competition in the industry in which we do business; failure of the third-party communications networks on which we depend; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which we are engaged; our ability to maintain our databases, management systems and other intellectual property; our ability to maintain adequate liquidity and produce sufficient cash flow to fund our capital expenditures and debt service; technological developments and changes in the industry; our ability to complete acquisitions or divestitures and to integrate any business or operation acquired; our ability to overcome significant operating losses; and general economic conditions. Additional information concerning these and other important factors can be found under the heading "Risk Factors" in GTT's annual and quarterly reports filed with the Securities and Exchange Commission including, but not limited to, its Annual Report on Form 10-K. Statements in this release should be evaluated in light of these important factors.

About GTT
GTT operates a global Tier 1 IP network with the most interconnected Ethernet service platform around the world. We provide highly reliable, scalable and secure cloud networking services. Our clients trust us to deliver solutions with simplicity, speed, and agility that are unmatched by other network providers. For more information visit GTT www.gtt.net.

Please contact:

GTT Investor Relations
Jody Burfening/Carolyn Capaccio
1.212.838.3777
ccapaccio@lhai.com

GTT Media Inquiries
Ann Rote
1.703.677.9941
ann.rote@gt-t.net

GTT Communications, Inc.
Consolidated Statements of Operations
(Amounts in thousands, except for share and per share data)

	Quarter Ended		Year Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Revenue:
Telecommunications services	$46,100	$27,584	$157,368	$107,877

Operating expenses:
Cost of telecommunications services	29,395	19,509	102,815	76,000
Selling, general and administrative expense	9,267	4,399	31,675	18,957
Restructuring costs, employee termination and other items	—	—	7,677	701
Depreciation and amortization	5,255	2,366	17,157	7,296

Total operating expenses	43,917	26,274	159,324	102,954

Operating income (loss)	2,183	1,310	(1,956)	4,923

Other expense:
Interest expense, net	(2,784)	(1,345)	(8,408)	(4,686)
Loss on debt extinguishment	—	—	(706)	—
Other expense, net	(5,525)	(14)	(11,724)	(1,054)

Total other expense	(8,309)	(1,359)	(20,838)	(5,740)

Loss before income taxes	(6,126)	(49)	(22,794)	(817)

Income tax (benefit) expense	(2,442)	266	(2,005)	746

Net loss	$(3,684)	$(315)	$(20,789)	$(1,563)

Loss per share:
Basic	$(0.16)	$(0.02)	$(0.95)	$(0.08)
Diluted	$(0.16)	$(0.02)	$(0.95)	$(0.08)

Weighted average shares:
Basic	23,192,750	19,089,970	21,985,241	18,960,347
Diluted	23,192,750	19,089,970	21,985,241	18,960,347

GTT Communications, Inc.
Consolidated Balance Sheets
(Amounts in thousands, except for share and per share data)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$5,785	$4,726
Accounts receivable, net of allowances of $702 and $748, respectively	22,305	11,003
Deferred contract costs	1,975	1,346
Prepaid expenses and other current assets	2,878	1,877
Total current assets	32,943	18,952
Property and equipment, net	20,450	5,494
Intangible assets, net	43,618	20,903
Other assets	7,726	2,614
Goodwill	67,019	49,793
Total assets	$171,756	$97,756
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$20,983	$12,857
Accrued expenses and other current liabilities	26,999	13,301
Short-term debt	6,500	7,848
Deferred revenue	6,797	6,588
Total current liabilities	61,279	40,594
Long-term debt	85,960	34,981
Deferred revenue	1,480	234
Warrant liability	12,295	2,288
Other long-term liabilities	1,232	2,620
Total liabilities	162,246	80,717
Commitments and contingencies
Stockholders' equity:
Common stock, par value $.0001 per share, 80,000,000 shares authorized, 23,311,023, and 19,129,765 shares issued and outstanding as of December 31, 2013 and 2012, respectively	2	2
Additional paid-in capital	76,014	63,207
Accumulated deficit	(66,226)	(45,437)
Accumulated other comprehensive loss	(280)	(733)
Total stockholders' equity	9,510	17,039
Total liabilities and stockholders' equity	$171,756	$97,756

ANNEX A: Non-GAAP Financial Information

Adjusted EBITDA

Adjusted EBITDA represents operating income before depreciation and amortization on a non-GAAP (accounting principles generally accepted in the United States of America) combined basis for the periods presented, and adjusted to exclude certain one-time expenses including costs associated with employee terminations and other non-recurring items and non-cash compensation. GTT presents Adjusted EBITDA as a supplemental measure of GTT’s performance. GTT also presents Adjusted EBITDA because GTT believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry and in measuring the ability of issuers to meet debt service obligations.

In evaluating Adjusted EBITDA, you should be aware that in the future GTT may incur expenses similar to the adjustments in this presentation. GTT’s presentation of Adjusted EBITDA should not be construed as an inference that GTT’s future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is not a measurement of GTT’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

The following is a reconciliation of Adjusted EBITDA to operating income (amounts in thousands):

	Quarter Ended		Year Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Operating income (loss)	$2,183	$1,310	$(1,956)	$4,923
Depreciation and amortization	5,255	2,366	17,157	7,296
Restructuring costs, employee termination and other items	—	—	7,677	701
Non-cash compensation	573	170	1,466	610
Adjusted EBITDA	$8,011	$3,846	$24,344	$13,530

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